Exhibit 99.1

NUTEX HEALTH announces that it has entered into a $100 million pre-paid advance agreement with yorkville advisors global l.p.

HOUSTON, TX − (PRNewswire) – APRIL 11, 2023 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ: NUTX), a physician-led, technology-enabled integrated healthcare delivery system comprised of 20 state-of-the-art micro hospitals in 8 states and primary care-centric, risk-bearing physician networks, today announced that it has entered into a $100 million pre-paid advance agreement with Yorkville Advisors Global L.P.

“We are pleased to announce this funding from Yorkville which we believe is a strong endorsement of our work to deliver high-quality, efficient and accessible healthcare,” stated Tom Vo, M.D., MBA, Chief Executive Officer and Chairman of Nutex Health. “We have full conviction in our integrated, value-based approach to inpatient and outpatient care and believe that this funding puts us in a strong position to capitalize on growth opportunities.”

“We intend to use proceeds of the funding to support the Company’s growth, accelerate its footprint, support opportunistic acquisitions, potential stock buybacks and for working capital,” stated Warren Hosseinion, M.D., President of Nutex Health.

On April 11, 2023, Nutex Health Inc. (the “Company”) entered into a Pre-Paid Advance Agreement (the “PPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”). In accordance with the terms of the PPA, the Company may request advances of up to $25,000,000 from the Investor (or such greater amount that the parties may mutually agree) (each, a “Pre-Paid Advance”), which will be purchased by the Investor at 90% of the face amount. Future Pre-Paid Advances will range from $5,000,000 to $25,000,000 depending on stock price and volume conditions being met, with an aggregate limitation on the Pre-Paid Advances of $100,000,000 (the “Commitment Amount”). If and when requested by the Investor, amounts outstanding under each Pre-Paid Advance will be correspondingly reduced upon the issuance of Common Stock to Yorkville at a price per share equal to the lower of (a) $1 on the initial tranche (b) 100% of the volume weighted average price (the “VWAP”) of the Company’s Common Stock on the trading day immediately preceding the closing of any subsequent Pre-Paid Advance (the “Fixed Price”) or (c) 92.0% of the average of the two lowest daily VWAP of the shares during the seven trading days immediately prior to each Pre-Paid Advance (as applicable, the “Purchase Price”); however, in no event will the Purchase Price be less than $0.1851 per share (the “Contractual Floor Price”).

The issuance of the shares under the PPA is subject to certain limitations, including that the aggregate number of shares of Common Stock issued pursuant to the PPA cannot exceed 19.9% of the Company’s outstanding shares of Common Stock as of April 11, 2023 (the “Exchange Cap”). Interest will accrue on the outstanding balance of any Pre-Paid Advance at an annual rate equal to 0%, subject to an increase to 15% upon events of default described in the PPA.

Yorkville may not request issuances of Common Stock with respect to the initial Pre-Paid Advance in excess of $7.5 million in any consecutive 30-day period. Further, Yorkville may not request the issuance of Common Stock if such issuance (i) would result in Yorkville (and its affiliates) beneficially owning more than 4.99% of the outstanding shares of the Company or (ii) when combined with all other issuances made to Yorkville would exceed 19.9% of the outstanding shares of common stock on the date hereof (“Nasdaq Cap”). In addition, Yorkville may not engage in short sales while Pre-Paid Advances are outstanding.

Northland Capital Markets acted as the sole placement agent on the transaction.

About Nutex Health Inc.

Headquartered in Houston, Texas and founded in 2011, Nutex Health Inc. (NASDAQ: NUTX) is a healthcare management and operations company with two divisions: a Hospital Division and a Population Health Management Division.

The Hospital Division owns, develops, and operates innovative health care models, including micro-hospitals, specialty hospitals, and hospital outpatient departments (HOPDs). This division owns and operates 20 facilities in 8 states.

The Population Health Management division owns and operates provider networks such as Independent Physician Associations (IPAs). Through our Management Services Organization (MSO), we provide management, administrative and other support services to our affiliated hospitals and physician groups.  Our cloud-based proprietary technology platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of patients and providers, allowing us to deliver greater quality care more efficiently.

Forward-Looking Statements

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will”, "will likely result," "expected to," "will continue," "anticipated," "estimate," "projected," "intend," “goal,” or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include, but are not limited to, our ability to successfully execute our growth strategy, changes in laws or regulations, including the interim final and final rules implemented under the No Surprises Act , economic conditions, dependence on management, dilution to stockholders, lack of capital, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. An extensive list of factors that can affect future results are discussed in the Current Report on Form 10-K for the period ended December 31, 2022 under the heading “Risk Factors” in Part I, Item IA thereof, and other documents filed from time to time with the Securities and Exchange Commission. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.

FOR ADDITIONAL INFORMATION:

Nutex Health, Inc.

Vivian Sanders – Investor Relations

investors@nutexhealth.com

Jennifer Smith Rodriguez – Media Contact

jsmith@nutexhealth.com